Exhibit 99.1

QIND Signs Binding Term Sheet with Nasdaq Listed Actelis Networks (NASDAQ: ASNS).

Quality Industrial Corp. (OTC PINK: QIND) (“QIND” or “Company”) is a manufacturer and service provider for the industrial, oil & gas, and utility sectors. The company has signed a binding term sheet with Actelis Networks, Inc. (NASDAQ: ASNS) (“Actelis”) for Actelis to acquire 61% to 75% of the issued and outstanding shares of the Company, subject to customary terms for closing.

Actelis Networks, Inc. (NASDAQ: ASNS) is a market leader in cyber-hardened, rapid-deployment networking solutions for wide-area IoT applications including federal, state and local government, ITS, military, utility, rail, telecom and campus applications. Actelis’ unique portfolio of hybrid fiber, environmentally hardened aggregation switches, high-density Ethernet devices, advanced management software and cyber-protection capabilities, unlocks the hidden value of essential networks, delivering safer connectivity for rapid, cost-effective deployment.

John-Paul Backwell, CEO of QIND, stated, “Teaming up with Actelis opens up new opportunities for the expansion of our company. Harnessing the advanced technologies and smart-grid solutions that Actelis already provides to its energy, gas and utilities customers in Europe and the USA, can significantly increase our business efficiencies. The acquisition by Actelis also provides us with a strong foundation for future planned acquisitions.”

Further synergies with Actelis are being explored with QIND’s sister company, Emergency Response Technologies Inc. (ERT), which is not part of this transaction. ERT designs, manufactures, and supplies patented firefighting technologies and various solutions for the public safety sector.

QIND’s operating business reported $11 million in revenue and $1.8 million in net income in 2023. For the first quarter ending March 31, 2024, QIND’s revenues were approximately $3.1 million, and its net income was approximately $0.76 million. The company is projecting substantial growth in 2024. QIND currently services nearly 40,000 customers across the UAE with 7 operating facilities, dozens of vehicles, and approximately 100 employees. The company is internationally certified, local government approved, and services customers such as Emirates Airlines, Emaar, Government of Dubai, Dubai Properties, WASL Group, and many others.

QIND currently operates a manually intensive operation and requires the reliable networking and smart applications provided by Actelis to deliver remote monitoring, automated delivery and billing, as well as real-time forecasting and supply chain optimization. The company believes that Actelis’ technology is integral to its reduction of operational costs and ability to win new contracts.

Tuvia Barlev, Chairman and CEO of Actelis, stated, “We are excited to team up with QIND as it opens new geographies for us in the Middle East and Africa with applications in new, critical verticals such as energy, utilities, and public safety.

Terms of the Transaction

At the Closing, in consideration for the purchased shares, Actelis will issue to the Sellers 19.99% of its common stock and preferred non-voting shares for the balance of the consideration. The companies are planning to close the transaction, pending regulatory requirements and due diligence, within 60 days. The preferred shares shall not be convertible to common stock before six months after the closing or until a registration statement is effective, whichever occurs sooner. The exact number of shares of the Company to be issued to the sellers will be based on a ratio of valuations of ASNS and QIND to be determined between the parties before closing.

The binding term sheet is subject to customary due diligence requirements and other covenants including but not limited to the raising of additional funding.

The Term Sheet includes a 60-day non-solicitation obligation and a break-up fee.

About Quality Industrial Corp.:

Quality Industrial Corp. (OTC: QIND) is a Manufacturer and Service Provider for the Industrial, Oil and Gas, as well as the Utility sectors. It is involved in the design, consultation, supply, installation, and maintenance of liquefied petroleum gas (LPG) systems. The company also provides LPG cylinder distribution and bulk gas supply solutions. It serves commercial buildings, mixed-use apartment complexes, shopping complexes, food courts, heavy industries, labor accommodations, catering units, commercial kitchens, and restaurants. The company was formerly known as Wikisoft Corp. and changed its name to Quality Industrial Corp. in August 2022. The company is headquartered in San Francisco, California. For more information, please visit www.qualityindustrialcorp.com .

About Actelis Networks, Inc.:

Actelis Networks, Inc. (NASDAQ: ASNS) is a market leader in cyber-hardened, rapid-deployment networking solutions for wide-area IoT applications including federal, state and local government, ITS, military, utility, rail, telecom and campus applications. Actelis’ unique portfolio of hybrid fiber-copper, environmentally hardened aggregation switches, high-density Ethernet devices, advanced management software and cyber-protection capabilities, unlocks the hidden value of essential networks, delivering safer connectivity for rapid, cost-effective deployment. For more information, please visit www.actelis.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements of a forward-looking nature about the Company. You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “future” or other similar expressions. The Company has based these forward-looking statements primarily on the Company’s current expectations and projections about future events and financial trends that the Company believes may affect Company’s financial condition, results of operations, business strategy, and financial needs. There is no assurance that the Company’s current expectations and projections are accurate. All forward-looking statements in this press release are based on the Company’s information on the date hereof. These statements involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results to differ materially from those implied by the forward-looking statements. The Company operates in a rapidly evolving environment. New risk factors emerge from time to time. The Company does not undertake any obligation to update or revise the forward-looking statements except as required under applicable law. This press release does not constitute or form part of any offer or invitation to purchase, otherwise acquire, issue, subscribe for, sell, or otherwise dispose of any securities, nor any solicitation of any offer to purchase, otherwise acquire, issue, subscribe for, sell, or otherwise dispose of any securities of the Company. The release, publication, or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published, or distributed should inform themselves about and observe such restrictions.

CONTACT

Quality Industrial Corp.
315 Montgomery Street, San Francisco
CA 94104, USA
Phone: +1-800-706-0806
Email: info@qualityindustrialcorp.com
Investor site: https://qualityindustrialcorp.com
Twitter: @QualityIndCorp @ILUS_INTL

SOURCE: Quality Industrial Corp.